Exhibit 4.2

HUT 8 MINING CORP.

ANNUAL INFORMATION FORM

FOR THE FISCAL YEAR ENDED DECEMBER 31, 2019

April 3, 2020

TABLE OF CONTENTS

GLOSSARY OF DEFINED TERMS	2

GENERAL	7

STATEMENT REGARDING FORWARD LOOKING STATEMENTS	7

CURRENCY AND EXCHANGE RATES	7

CORPORATE STRUCTURE	8

GENERAL DEVELOPMENT OF THE BUSINESS	8

DESCRIPTION OF BUSINESS	11

RISK FACTORS	14

GENERAL RISKS	14

PRIOR SALES	26

DIVIDENDS	26

DESCRIPTION OF CAPITAL STRUCTURE	26

MARKET FOR SECURITIES	26

ESCROWED SECURITIES AND SECURITIES SUBJECT TO CONTRACTUAL RESTRICTION ON TRANSFER	27

DIRECTORS AND OFFICERS	28

BOARD OF DIRECTORS	29

OFFICERS	30

PROMOTERS	33

INTEREST OF MANAGEMENT AND OTHERS IN MATERIAL TRANSACTIONS	34

LEGAL PROCEEDINGS	34

AUDITORS, TRANSFER AGENT AND REGISTRAR	34

MATERIAL CONTRACTS	35

EXPERTS	36

ADDITIONAL INFORMATION	36

SCHEDULE A	A-1

GLOSSARY OF DEFINED TERMS

In this Annual Information Form, the following capitalized words and terms shall have the following meanings:

$	Canadian dollars.

AIF	The Annual Information Form of the Company for the fiscal year ended December 31, 2019.

Agent	GMP Securities L.P., as lead agent in connection with the brokered portions of: (a) the First Offering; and (b) the Second Offering.

Amalgamation	The “three-cornered amalgamation” involving Oriana, Oriana Subco and Hut 8, to occur on Closing.

ASIC	An application-specific integrated circuit customized for Bitcoin mining.

Bitcoin or BTC	The peer-to-peer payment system and the digital currency of the same name which uses open source cryptography to control the creation and transfer of such digital currency.

Bitcoin Network	The network of computers running the software protocol underlying Bitcoin and which network maintains the database of Bitcoin ownership and facilitates the transfer of Bitcoin among parties.

Bitfury	Bitfury Holding B.V., corporation incorporated and existing under the laws of the Netherlands, which, pursuant to the Master Data Center Purchase Agreement and the Master Services Agreement, provides a turn-key service to Hut 8 for the installation of the BlockBox and a fully-managed service to configure, operate and maintain the BlockBox.

Bitgo	BitGo Trust Company Inc.

Bitgo Services Agreement	The custodial service agreement dated September 1, 2019 between Bitgo and Hut 8.

Blockbox	The proprietary BlockBox Data Centers AC manufactured by Bitfury and used for the purpose of running diverse cryptographic hash functions in connection with the mining of cryptocurrency, including all related housing and power supplies, and all required cabling, cooling units and other peripherals, as applicable.

Blockchain	A digital ledger in which Bitcoin or other cryptocurrency transactions are recorded chronologically and publicly.

Business Day	Any day excepting a Saturday or Sunday or a day recognized as a civic or statutory holiday in Toronto, Ontario.

CEO	Chief Executive Officer.

CFO	Chief Financial Officer.

DMCL	Dale Matheson Carr-Hilton Labonte LLP, Chartered Professional Accountants.

Financial Statements	Audited consolidated financial statements for the year ended December 31, 2019.

Fiscal 2017	The fiscal year ended December 31, 2017.

Fiscal 2018	The fiscal year ended December 31, 2018.

Fiscal 2019	The fiscal year ended December 31, 2019.

Galaxy	Galaxy Digital Lending Services LLC

Galaxy Acknowledgment and Termination Agreement	The acknowledgment and termination agreement dated December 15, 2017 between Bitfury and Hut 8.

Galaxy Assignment Agreement	The assignment agreement dated December 15, 2017 between Hut 8, GACN 1 LLC and Galaxy Digital LP.

Genesis	Genesis Global Capital, LLC.

Genesis Master Loan Agreement	The loan agreement dated November 20, 2019 between Genesis and Hut 8.

Governmental Authority

Any (i) international, multinational, national, federal, provincial, state, municipal, local or other governmental or public department, central bank, court, arbitral body, commission, board, bureau, agency or instrumentality, domestic or foreign, (ii) subdivision or authority of any of the above, (iii) quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under or for the account of any of the foregoing, or (iv) stock exchange or securities authorities.

Hut 8 or the Company	Hut 8 Mining Corp.

Hut 8 Board	The board of directors of the Company.

Hut 8 Shares or Common Shares	The common shares in the capital of the Company.

Insider	If used in relation to an issuer, means:

(a)	a director or senior officer of the issuer;
(b)	a director or senior officer of the corporation that is an Insider or subsidiary of the issuer;
(c)	a Person that beneficially owns or controls, directly or indirectly, voting shares carrying more than 10% of the voting rights attached to all outstanding voting shares of the issuer; or
(d)	the issuer itself if it holds any of its own securities.

Investor Rights Agreement	The investor rights agreement between Hut 8 and Bitfury, dated March 2, 2018.

IFRS	The International Financial Reporting Standards.

Letter of Intent	The letter of intent between Oriana and Hut 8 dated December 21, 2017 with respect to the Qualifying Transaction.

Master Data Center Purchase Agreement	The master data center purchase agreement dated November 29, 2017 between Hut 8 and Bitfury and subsequent amendments.

Master Services Agreement	The master services agreement dated November 29, 2017 between Hut 8 and Bitfury and subsequent amendments.

MD&A	The management discussion and analysis for the year ended December 31, 2019.

MNP	MNP LLP, Chartered Professional Accountants.

NI 52-110	The National Instrument 52-110 – Audit Committees.

Omnibus Plan	The Omnibus Long-Term Incentive Plan originally approved by the Hut 8 Shareholders on February 15, 2018.

Oriana	Oriana Resources Corporation, a capital pool company.

Oriana Subco	1149835 B.C. Ltd., a wholly-owned subsidiary of Oriana.

Person

Any individual, firm, partnership, joint venture, venture capital fund, association, trust, trustee, executor, administrator, legal personal representative, estate group, body corporate, corporation, unincorporated association or organization, Governmental Authority, syndicate or other entity, whether or not having legal status.

PH/s	Petahash per second.

Pool Services Agreement	The pool services agreement for Hut 8 to participate in the Bitfury pool dated December 21, 2018 between Hut 8 and Bitfury and subsequent amendments.

Promoter	(a)	a person or company that, acting alone or in conjunction with one or more other persons, companies or a combination of them, directly or indirectly, takes the initiative in founding, organizing or substantially reorganizing the business of an issuer; or
	(b)	a person or company that, in connection with the founding, organizing or substantial reorganizing of the business of an issuer, directly or indirectly, receives in consideration of services or property or both services and property, 10% or more of the issued securities of a class of securities of the issuer or 10% or more of the proceeds from the sale of a class of securities of a particular issue, but a person or company who receives the securities or proceeds either solely as underwriting commissions or solely in consideration of property shall not be considered a Promoter within the meaning of this definition where that person or company does not otherwise take part in founding, organizing or substantially reorganizing the business.

Qualifying Transaction	(a)	The transaction between Oriana and Hut 8 by which Oriana implemented a consolidation, immediately prior to the completion of the Debt Conversion (as defined below) and the Amalgamation (as defined below), of its then issued and outstanding 9,500,000 common shares on the basis of one new Oriana Common Share for every 52.7777 existing Oriana Common Shares;
	(b)	Oriana effected a conversion of $2,000,000 of debt owing by Oriana into 40,000 Oriana Common Shares, based on a conversion price of $5.00 per Oriana Common Share;
	(c)	Oriana acquired all of the issued and outstanding common shares of a private corporation incorporated in British Columbia, Hut 8 Mining Corp., from the shareholders of Hut 8 PrivateCo in exchange for an aggregate of 82,160,000 Hut 8 Shares;
	(d)	Hut 8 PrivateCo and 1149835 B.C. Ltd., a wholly-owned subsidiary of Oriana, amalgamated and continued as one corporation, Hut 8 Holdings Inc., which is a wholly-owned subsidiary of the Company; and
	(e)	Oriana changed its name to “Hut 8 Mining Corp.”

RSU	Restricted Share Unit to be settled by the issuance of one common share of the Company issued from treasury.

Subscription Receipt Agreement	The subscription receipt agreement dated February 7, 2018 between the Subscription Receipt Agent, Oriana, Hut 8 and the Agent in connection with the Second Offering.

Transaction Agreement	The definitive transaction agreement dated February 7, 2018 between Oriana, Oriana Subco and Hut 8 in respect of the Qualifying Transaction.

TSX	The Toronto Stock Exchange

TSXV	The TSX Venture Exchange.

United States	The United States of America, its territories and possessions, any State of the United States and the District of Columbia.

Xapo	Xapo GmbH.

Xapo Services Agreement	The wallet and vault service agreement dated December 21, 2017 between Hut 8 and Xapo.

GENERAL

Reference is made in this AIF to the Financial Statements and MD&A for Hut 8 for Fiscal 2019, together with the auditor’s report thereon. The Financial Statements and MD&A are available for review on the SEDAR website located at www.sedar.com.

All financial information in this AIF for Fiscal 2019 has been prepared in accordance with IFRS.

Unless otherwise noted herein, information in this AIF is presented as at April 3, 2020.

STATEMENT REGARDING FORWARD LOOKING STATEMENTS

This AIF contains certain forward-looking information and forward-looking statements, as defined in applicable securities laws (collectively referred to herein as “forward-looking statements”). These statements relate to future events or the Company’s future performance. All statements other than statements of historical fact are forward-looking statements. Often, but not always, forward-looking statements can be identified by the use of words such as “plans”, “expects”, “is expected”, “budget”, “scheduled”, “estimates”, “continues”, “forecasts”, “projects”, “predicts”, “intends”, “anticipates” or “believes”, or variations of, or the negatives of, such words and phrases, or state that certain actions, events or results “may”, “could”, “would”, “should”, “might” or “will” be taken, occur or be achieved. Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results to differ materially from those anticipated in such forward-looking statements. The forward-looking statements in this AIF speak only as of the date of this AIF or as of the date specified in such statement.

Inherent in forward-looking statements are risks, uncertainties and other factors beyond the Company’s ability to predict or control. For a complete list of the factors that could affect the Company, please make reference to those risk factors further detailed below under the heading “Risk Factors”. Readers are cautioned that such risk factors, uncertainties and other factors are not exhaustive. Actual results and developments are likely to differ, and may differ materially, from those expressed or implied by the forward-looking statements contained in this AIF.

Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results to differ materially from those anticipated in such forward-looking statements. The forward-looking statements in this AIF speak only as of the date of this AIF or as of the date specified in such statement. Specifically, this AIF includes, but is not limited to, forward-looking statements regarding: the Company’s ability to meet its working capital needs at the current level for the next twelve-month period; management’s outlook regarding future trends; sensitivity analysis on financial instruments, which may vary from amounts disclosed; and general business and economic conditions.

All forward-looking statements herein are qualified by this cautionary statement. Accordingly, readers should not place undue reliance on forward-looking statements. The Company undertakes no obligation to update publicly, or otherwise revise, any forward-looking statements, whether as a result of new information or future events or otherwise, except as may be required by law. If the Company does update one or more forward-looking statements, no inference should be drawn that it will make any further updates.

CURRENCY AND EXCHANGE RATES

Unless otherwise specified, all dollar references are to Canadian dollars.

CORPORATE STRUCTURE

Name, Address and Incorporation

Hut 8 was incorporated under the laws of the Province of British Columbia on June 9, 2011. The registered office of the Company is located at Suite 1700 Park Place 666 Burrard Street, Vancouver BC, Canada, V6C 2X8 and the headquarter is located at 130 King St. W, Suite 1800, Toronto, ON, Canada, M5X 2A2. The Company’s common shares are listed under the symbol “HUT” on the TSX and as “HUTMF” on the OTCQX Exchange.

Intercorporate Relationships

Hut 8 operates three wholly owned subsidiaries: Hut 8 Holdings Inc., which was incorporated in British Columbia, Canada; Hut 8 Asset Management and Hut 8 Finance Ltd, which were incorporated in Bridgetown, Barbados. Hut 8 beneficially owns, or controls or directs, directly or indirectly, 100% of the voting common shares of the above-mentioned subsidiaries.

GENERAL DEVELOPMENT OF THE BUSINESS

Three Year History

Fiscal 2017

On November 15, 2017, Hut 8 was incorporated in British Columbia.

On December 14, 2017, Hut 8 amended its articles to incorporate the Hut 8 Shareholders’ Agreement into its articles. On this date, the sole director of Hut 8 approved the subdivision of all of the then issued and outstanding Hut 8 Shares on a 10:1 basis.

On December 20, 2017, Hut 8 completed a private placement, on both a brokered and non-brokered basis, of 15,200,000 Hut 8 Shares at a price of $2.50 per share for aggregate gross proceeds of $38,000,000, comprised of $25,424,392 in cash and $12,575,608 in value of Bitcoin (the “First Offering”). The brokered portion of the First Offering was completed pursuant to an agency agreement dated December 20, 2017 between Hut 8 and GMP Securities L.P. The proceeds from the First Offering were used to finance the purchase by Hut 8 of seven BlockBoxes from Bitfury, and to satisfy working capital requirements.

On December 21, 2017, in connection with the Qualifying Transaction, Oriana executed the Letter of Intent.

Fiscal 2018

On February 7, 2018, Hut 8 completed a private placement, on both a brokered and non-brokered basis, of 9,000,000 Hut 8 subscription receipts at a price of $5.00 per subscription receipt, and 5,000,000 Hut 8 Shares at a price of $5.00 per share, for aggregate gross proceeds of $70,000,000, comprised of $57,278,000 in cash and $12,722,000 in value of Bitcoin (the “Second Offering”). The brokered portion of the Second Offering was completed pursuant to an agency agreement dated February 7, 2018 between Hut 8 and GMP Securities L.P. The proceeds from the common share portion Second Offering were used to finance the purchase by Hut 8 of BlockBoxes from Bitfury, and to satisfy working capital requirements.

On March 2, 2018, Hut 8, formerly Oriana, announced that it had completed its previously announced Qualifying Transaction, pursuant to the policies of the TSXV. Pursuant to the Qualifying Transaction,

(a)	Oriana implemented a consolidation, immediately prior to the completion of the Debt Conversion (as defined below) and the Amalgamation (as defined below), of its then issued and outstanding 9,500,000 common shares (the “Oriana Common Shares”) on the basis of one new Oriana Common Share for every 52.7777 existing Oriana Common Shares;

(b)	Oriana effected a conversion of $2,000,000 of debt owing by Oriana into 40,000 Oriana Common Shares, based on a conversion price of $5.00 per Oriana Common Share (the “Debt Conversion”);

(c)	Oriana acquired all of the issued and outstanding common shares of a private corporation incorporated in British Columbia, Hut 8 Mining Corp. (the “Hut 8 PrivateCo”), from the shareholders of Hut 8 PrivateCo in exchange for an aggregate of 82,160,000 Hut 8 Shares;

(d)	Hut 8 PrivateCo and 1149835 B.C. Ltd., a wholly owned subsidiary of Oriana, amalgamated in British Columbia (the “Amalgamation”) and continued as one corporation, Hut 8 Holdings Inc., which is a wholly-owned subsidiary of the Company; and
(e)	Oriana changed its name to “Hut 8 Mining Corp.”

On March 5, 2018, an aggregate of 595,000 options were awarded to certain directors under the Company’s Omnibus Plan. Each option is exercisable into one Hut 8 Share at a price of $5.00 for a period of five years from the date of grant. Pursuant to the Omnibus Plan, such options are to vest as to 1/6 at the six-month period from the date of grant, with vesting to occur in successive 1/6 increments every six months thereafter.

On March 6, 2018, Hut 8 Shares began trading on the TSXV under the symbol “HUT”.

On April 2, 2018, Hut 8 appointed Mr. Andrew Kiguel as President and Chief Executive Officer and a director of the Company. In connection with such appointment, Mr. Sean Clark stepped down as Interim Chief Executive Officer of the Company on March 31, 2018 but continues to serve the Company in an advisory role.

On March 19, 2018, Hut 8 entered into a definitive agreement with the City of Medicine Hat for the supply of 42 MW of electric energy and the lease of land upon which Hut 8 operates its mining facilities near the City of Medicine Hat’s new Unit 16 power plant. The City of Medicine Hat will provide electric energy capacity of approximately 42 MW to the new Hut 8 facilities. The electricity supply agreement and the land lease both have a concurrent term of 10 years.

On May 31, 2018, Hut 8 qualified to trade on the OTCQX Market.

On June 21, 2018, Jimmy Vaiopoulos was appointed as Hut 8’s Chief Financial Officer and Corporate Secretary.

On July 16, 2018, Hut 8 completed construction at its Medicine Hat Facility. With this completion, Hut 8 operated 40 BlockBoxes at its Medicine Hat Facility, each with 1.2 MW of capacity, representing 48 MW of operating power, and 17 BlockBoxes at its Drumheller facility (the “Drumheller Facility”), representing 18.7 MW of operating power, for a total of 66.7 MW of fully-funded operating power and 487.5 PH/s.

On August 8, 2018, Joseph Flinn has appointed as a director on the Hut 8 Board. Mr. Flinn replaced Jeffrey Mason, who resigned from the Hut 8 Board in order to accept a position as Head of Bitfury’s operations in Canada.

On September 7, 2018, Hut 8 purchased an additional 16 BlockBoxes which have been installed at its Medicine Hat Facility. The additional 16 BlockBoxes, increased Hut 8’s Bitcoin mining capacity by 19.2 MW and approximately 144 PH/s. The new BlockBoxes, at a cost of US $950,000 per BlockBox, were financed through a secured loan from Galaxy in the amount of US$16 million (the “Loan Financing”) and a vendor-take-back from Bitfury for 40 percent of the purchase price of the BlockBoxes at $3.75 per Hut 8 Share. Terms of the Loan Financing are LIBOR + 9%. The coupon is payable in USD or Bitcoin and has a 30-month term with a bullet repayment. The Loan Financing is scheduled to close on or about September 7, 2018. As part of the Loan Financing, Galaxy received 2.2 million Hut 8 purchase warrants which can be exercised to acquire Hut 8 Shares at a price of $4.50. The Warrants are subject to customary restrictions on resale.

On November 12, 2018, Hut 8 announced the purchase of an additional 12 BlockBoxes at its Drumheller Facility. The BlockBoxes were previously owned by Bitfury. Prior to closing the purchase, the additional 12 BlockBoxes were upgraded to include 12 PH/s Bitfury Clarke ASIC chips, manufactured by Bitfury. These BlockBoxes increased Hut 8’s Bitcoin mining capacity by 14.4 MW and approximately 144 PH/s. The 12 new BlockBoxes, at a cost of US$13,000,000, are financed through: (i) a loan from Bitfury for US$9,000,000; (ii) US$2,000,000 in Hut 8 Shares priced at $3.15 per share; and (iii) US$2,000,000 in cash. The loan is unsecured, carries a 12% coupon and has a 24-month term, paid monthly, for the first $6.0 million. The balance would be repaid at the earlier of maturity date of the previously announced loan from Galaxy already outstanding or such date as the loan from Galaxy is repaid early. There are no additional fees and no penalty for prepayment.

On December 21, 2018, Hut 8 switched mining pool services from Slushpool to Bitfury. Hut 8 moved to a fixed fee of US$200 per month per BlockBox at current bitcoin prices from a 2% fee of all bitcoin mining revenues which was nearly $1 million for the 2018 year.

Fiscal 2019

On February 26, 2019, Hut 8 announced issuance of 3,717,433 common shares of the Company to Bitfury to settle a $5,576,150 outstanding debt payable at a conversion price of $1.50 per share.

On July 22, 2019, Jeremy Sewell, CFO of Bitfury, was appointed to the Hut 8 board to replace Valery Vavilov, CEO and founder of Bitfury.

On September 9, 2019, Hut 8 announced the purchase of nine additional Blockboxes at its Drumheller Facility, for US$7 million. The acquisition added approximately 113 PH/s and 9.9 MW to Hut 8’s existing operations. The purchase was financed internally via cash on hand and the sale of a portion of its Bitcoin.

On September 24, 2019, Hut 8 received conditional approval to be listed on the TSX via TSX Sandbox, an initiative intended to facilitate listing applications that may not satisfy all requirements and guidelines of TSX, but due to facts or situations unique to a particular issuer otherwise warrant a listing on TSX. On October 8, 2019, Hut 8 began trading on the TSX under “HUT”.

On October 2, 2019, Hut 8 appointed Kyle Appleby as Corporate Secretary. Previously, Jimmy Vaiopoulos assumed both the roles of Chief Financial Officer and Corporate Secretary.

On October 11, 2019, Hut 8 moved the custody of its bitcoin from Xapo to BitGo, as Xapo exited the institutional custodian business.

On November 22, 2019, Hut 8 announced refinancing of its Galaxy debt by a new loan with Genesis. The new US$15 million credit facility replaced and terminated the previous US$14 million loan with Galaxy. The terms of the new loan are a fixed 9.85% coupon per annum with an 18-month term and bullet repayment.

DESCRIPTION OF BUSINESS

Description of the Business

Hut 8 is a cryptocurrency mining company with industrial scale bitcoin mining operations in Canada. Hut 8 has a North American partnership with Bitfury, one of the world’s leading full-service hardware and software blockchain technology companies. As of the date of this AIF, Hut 8 had three employees.

Hut 8 provides investors with direct exposure to bitcoin, without the technical complexity or constraints of purchasing the underlying cryptocurrency. Investors avoid the need to create online wallets, wire money offshore, and safely store their bitcoin.

For its mining activities, Hut 8 utilizes the BlockBoxes”) which are manufactured by Bitfury. The BlockBox is modular, portable, and more easily upgradeable to the next generation of silicon technology.

Material Contracts

On November 29, 2017, the Company entered into a Master Data Centre Purchase Agreement (the “Purchase Agreement”) with Bitfury. The Purchase Agreement governs the terms and conditions for the purchase from Bitfury of certain equipment (the “Data Centres”) used for the purpose of running diverse cryptographic hash functions in connection with the mining of cryptocurrency. The Purchase Agreement is for a term of five years, with two successive renewal terms of one year each.

Concurrent with the Purchase Agreement, on November 29, 2017, the Company entered into a Master Service Agreement (the “MSA”) with Bitfury. In accordance with the MSA, Bitfury shall provide the management, maintenance, support, logistics and operational services (the “Services”) required to run the Data Centres. The MSA is for a term of five years, with two successive renewal terms of one year each.

The Company entered into definitive agreements with the City of Medicine Hat (“CMH”) for the supply of electric energy, and the lease of land upon which Hut 8 is constructed its mining facilities. For electricity, an Electricity Supply Agreement (“ESA”) was executed, whereby CMH will provide electric energy capacity of approximately 63 MW to the new Hut 8 facilities, which in conjunction with the Company’s approximate 19 MW in operation in Drumheller, will allow Hut 8 to operate at 82 MW in total. The ESA and the land lease have a concurrent term of 10 years. The minimum payments on the land lease are $10,500 per month from May 1, 2018 to December 31, 2027.

Site Descriptions

Property Description and Location

Hut 8 has two facilities in operation, one in Drumheller, Alberta and the second in Medicine Hat, Alberta. Both sites are within two and a half hours by car from each other. The Drumheller Facility is currently comprised of 38 BlockBoxes including 17 BlockBoxes with 16 nm ASIC chips and 21 BlockBoxes with Bitfury Clarke ASIC chips. The Medicine Hat Facility is currently running 56 BlockBoxes.

Security

The environmental design of Hut 8’s sites provide the mining operations with added security. They are located in remote locations and surrounded by a chain-link fence with barbed wire and staffed with security on a 24x7x365 basis. The sites have a physical security policy and staff are trained to be aware of any unauthorized personnel. There are closed-circuit televisions on site and the BlockBoxes are welded to supporting metal beams and the frames are anchored with screw piles that are at least six feet deep.

Power

For the Drumheller Site, Bitfury entered into an agreement with ATCO Electric Ltd., the electric utility for the Drumheller area, for the provision of power. Subsequent to the Drumheller expansion in November 2019, Hut 8 effectively owned 100% of the site and the previous agreement with ATCO Electric Ltd. was transferred to Hut 8 from Bitfury. For the Medicine Hat site, Hut 8 entered into an agreement with the City of Medicine Hat, who runs their own electricity grid, for the use of electricity for the 56 BlockBoxes on site.

For the Drumheller Facility, the distance from the transmission poles owned by ATCO Electric Ltd. is approximately 40 meters. The Drumheller site receives its energy from the grid therefore there is exposure to market natural gas prices. The Medicine Hat facility is situated beside a 42MW generation where it does not pay transmission fees. An additional approximately 25 MW of power at Medicine Hat is available from the grid which is exposed to market natural gas prices.

During the year ended 2019, the Company incurred $22.0 million in electricity cost for its City of Medicine Hat site and $14.9 million for its Drumheller site. The below chart shows the effect on operations and profitability of the Company if the average cost of electricity were to increase by 10%, 20%, and 30%.

Sensitivity Analysis	2019 Actual	+10%	+20%	+30%
Electricity cost	36,891,929	40,581,122	44,270,314	47,959,507
Gross profit	17,102,816	13,413,623	9,724,430	6,035,237
% change		-22%	-43%	-65%
Net loss	172,124	(3,517,069)	(7,206,262)	(10,895,455)
% change		-2143%	-4287%	-6430%

Network Connectivity

The sites are equipped with the following mediums of connectivity: (a) two satellite internet connections; and (b) two long-term evolution connections. Each medium is provided by a different vendor, which increases redundancy and resiliency.

Monitoring and Repair

All key components of the sites are monitored including the intake air temperature, hash board temperature, voltage, hash rate, in-container air temperature, exhaust air temperature and humidity of each container. All parameters are monitored and changed remotely by Bitfury on a 24x7x365 basis. Parallel monitoring is performed by local on-site staff who are responsible for implementing any necessary repairs to mining infrastructure.

In the event that Bitfury’s remote monitoring or any parallel monitoring identifies any malfunction or technical issue, personnel are dispatched to physically inspect and, if necessary, repair defective components. Hut 8 intends to maintain an inventory of all necessary components for repair. Currently, such repair inventory is located at a location near to the Drumheller Facility.

Custodial services for bitcoin

For the protection of its bitcoin on behalf of shareholders, Hut 8 does not self-custody its bitcoin. Instead, Hut 8 uses the services of BitGo. BitGo has US$100 million of insurance backing its digital asset custody and one of the highest levels of regulatory certifications in the market. BitGo is financially backed by Wall Street firms including Goldman Sachs. Hut 8 utilizes both cold and hot storage for bitcoin with BitGo.

Previously to BitGo, Hut 8 used the services of Xapo since inception. Xapo is approved by a Swiss financial regulator, to operate on the bitcoin management, storage, and related services out of Switzerland and regulated under the oversight of the Association for Financial Quality Assurance.

Xapo announced their exit from the institutional custodian business on August 15, 2019. After a thorough search for a replacement, Hut 8 chose BitGo as its new custodian.

Competition and Market Participants

In the cryptocurrency industry, there exist many online companies that offer cryptocurrency cloud mining services, as well as companies, individuals and groups that run their own mining farms. Miners can range from individual enthusiasts to professional mining operations with dedicated data centers, including those of the kind operated by one of our principal competitors, HIVE Blockchain Technologies Ltd. And Bitfarms Ltd.

Miners may organize themselves in mining pools. A mining pool is created when cryptocurrency miners pool their processing power over a network and mine transactions together. Rewards are then distributed proportionately to each miner based on the hash power contributed. Mining pools allow miners to pool their resources so they can generate blocks quickly and receive rewards on a more consistent basis instead of mining alone where rewards may not be received for long periods. Hut 8 has also decided to participate in a mining pool in order to smooth the receipt of rewards.

Mining pools exist for each cryptocurrency. Blockchain.com lists the top five known Bitcoin mining pools and their approximate market shares as of January 06, 2020 as follows: Poolin (17.7%); F2Pool (16.4%); BTC.com (13.4%); AntPool (9.5%); and ViaBTC (8.7%).

Other market participants in the cryptocurrency industry include investors and speculators, retail users transacting in cryptocurrencies, and service companies that provide a variety of services including buying, selling, payment processing and storing of cryptocurrencies.

Foreign Operations

As at the date of this AIF, the Company’s foreign operations include the Company’s digital currency trading operation based out of Barbados.

Cycles

The only seasonality that the Company experiences is related to potential changes in electricity prices based on volatility in market natural gas prices. Hut 8’s Drumheller Facility and all energy above 42MW in Medicine Hat are exposed to market natural gas prices and the electricity environment in Alberta. Electricity has been historically higher in the winter than the summer, and considering electricity is the largest expense of Hut 8, this may affect profits.

RISK FACTORS

The following discussion summarizes the principal risk factors that apply to the Company’s business and that may have a material adverse effect on the Company’s business and financial condition and results of operations, or the trading price of the Hut 8 Shares. Due to the nature of Hut 8’s business, the legal and economic climate in which it operates and its present stage of development and proposed operations, Hut 8 is subject to significant risks.

GENERAL RISKS

A small number of shareholders have a controlling influence over matters requiring shareholder approval, which could delay or prevent a change of control

The largest shareholder, Bitfury, beneficially owns in the aggregate approximately 47% of the Hut 8 Shares as of the date of this AIF. As a result, Bitfury may exert significant influence over the Company’s operations and business strategy and will have sufficient voting power to likely control influence the outcome of matters requiring shareholder approval. These matters may include the composition of the Hut 8 Board, which has the authority to direct the Company’s business, and to appoint and remove officers; approving or rejecting a merger, amalgamation, consolidation or other business combination; raising future capital; and amending the Company’s articles, which governs the rights attached to the Hut 8 Shares. This concentration of ownership could delay or prevent proxy contests, mergers, tender offers, open-market purchase programs or other purchases of the Hut 8 Shares that might otherwise give shareholders the opportunity to realize a premium over the then-prevailing market price of the Hut 8 Shares. This concentration of ownership may also adversely affect the trading price of the Hut 8 Shares.

The requirements of being a public company may strain the Company’s resources, divert management’s attention and affect its ability to attract and retain executive management and qualified board members

As a reporting issuer, the Company is subject to the reporting requirements of applicable securities legislation of the jurisdiction in which it is a reporting issuer, the listing requirements of the TSX and other applicable securities rules and regulations. Compliance with those rules increase the legal and financial costs of the Company compared to being private and make some activities more difficult, time consuming or costly and increase demands on its systems and resources.

There has been a limited history for Hut 8 Shares in the public market, and an active trading market may not continue

Prior to the completion of the Qualifying Transaction, there had been no active public market for Hut 8 Shares and as of the date of this AIF, there has been limited history. An active trading market may not continue, and the lack of an active market may impair an investor’s ability to sell its Hut 8 Shares at the time they wish to sell them or at a price they consider reasonable. The lack of an active market may also reduce the fair market value of the Hut 8 Shares. An inactive market may also impair an investor’s ability to raise capital by selling its Hut 8 Shares and may impair the Company’s ability to acquire other companies by using its Hut 8 Shares as consideration.

Hut 8’s cryptocurrency inventory may be exposed to cybersecurity threats and hacks

As with any other computer code, flaws in cryptocurrency codes may be exposed by certain malicious actors. Several errors and defects may be found, including those that disable some functionality for users and expose users’ information. Discovery of flaws in or exploitations of the source code that allow malicious actors to take or create money are rare.

Malicious actors or botnet obtaining control of more than 50% of the processing power on the Bitcoin Network

If a malicious actor or botnet (a volunteer or hacked collection of computers controlled by networked software coordinating the actions of the computers) obtains a majority of the processing power dedicated to mining on the Bitcoin Network, it may be able to alter the Blockchain on which the Bitcoin Network and most Bitcoin transactions rely by constructing fraudulent blocks or preventing certain transactions from completing in a timely manner, or at all. The malicious actor or botnet could control, exclude or modify the ordering of transactions, though it could not generate new Bitcoins or transactions using such control. The malicious actor could “double-spend” its own Bitcoins (i.e., spend the same Bitcoins in more than one transaction) and prevent the confirmation of other users’ transactions for so long as it maintained control. To the extent that such malicious actor or botnet did not yield its control of the processing power on the Bitcoin Network or the Bitcoin community did not reject the fraudulent blocks as malicious, reversing any changes made to the Blockchain may not be possible.

Although there are no known reports of malicious activity or control of the Blockchain achieved through controlling over 50% of the processing power on the network, it is believed that certain mining pools may have exceeded the 50% threshold. The possible crossing of the 50% threshold indicates a greater risk that a single mining pool could exert authority over the validation of Bitcoin transactions. To the extent that the Bitcoin ecosystem, including developers and administrators of mining pools, do not act to ensure greater decentralization of Bitcoin mining processing power, the feasibility of a malicious actor obtaining control of the processing power on the Bitcoin Network will increase, which may adversely affect an investment in the Company.

If fees increase for recording transactions in the Blockchain, demand for Bitcoins may be reduced and prevent the expansion of the Bitcoin Network to retail merchants and commercial business, resulting in a reduction in the price of Bitcoins that could adversely affect an investment in the Company

As the number of Bitcoins awarded for solving a block in the Blockchain decreases, the incentive for miners to contribute processing power to the Bitcoin Network will transition from a set reward to transaction fees. In order to incentivize miners to continue to contribute processing power to the Bitcoin Network, the Bitcoin Network may transition from a set reward to transaction fees earned upon solving for a block. If miners demand higher transaction fees to record transactions in the Blockchain or a software upgrade automatically charges fees for all transactions, the cost of using Bitcoins may increase and the marketplace may be reluctant to accept Bitcoins as a means of payment. Existing users may be motivated to switch from Bitcoins to another digital currency or back to fiat currency. Decreased use and demand for Bitcoins may adversely affect their value and result in a reduction in the Bitcoin Index Price and the value of the Hut 8 Shares.

Reliance on Management

The success of Hut 8 is dependent upon the ability, expertise, judgment, discretion and good faith of its senior management. While employment agreements are customarily used as a primary method of retaining the services of key employees, these agreements cannot assure the continued services of such employees. Any loss of the services of such individuals could have a material adverse effect on Hut 8’s business, operating results or financial condition.

Regulatory changes or actions may alter the nature of an investment in the Company or restrict the use of cryptocurrencies in a manner that adversely affects the Company’s operations

As cryptocurrencies have grown in both popularity and market size, governments around the world have reacted differently to cryptocurrencies with certain governments deeming them illegal while others have allowed their use and trade. On-going and future regulatory actions may alter, perhaps to a materially adverse extent, the ability of the Company to continue to operate.

The effect of any future regulatory change on the Company or Bitcoin is impossible to predict, but such change could be substantial and adverse to the Company. Investors may consult their tax advisers regarding the substantial uncertainty regarding the tax consequences of an investment in Bitcoin.

Governments may, in the future, restrict or prohibit the acquisition, use or redemption of cryptocurrencies. Ownership of, holding or trading in cryptocurrencies may then be considered illegal and subject to sanction. Governments may also take regulatory action that may increase the cost and/or subject cryptocurrency mining companies to additional regulation.

Governments may in the future take regulatory actions that prohibit or severely restrict the right to acquire, own, hold, sell, use or trade cryptocurrencies or to exchange cryptocurrencies for fiat currency. By extension, similar actions by other governments, may result in the restriction of the acquisition, ownership, holding, selling, use or trading in the Hut 8 Shares. Such a restriction could result in the Company liquidating its Bitcoin inventory at unfavorable prices and may adversely affect the Company’s shareholders.

The value of cryptocurrencies may be subject to momentum pricing risk

Momentum pricing typically is associated with growth stocks and other assets whose valuation, as determined by the investing public, accounts for anticipated future appreciation in value. Cryptocurrency market prices are determined primarily using data from various exchanges, over-the-counter markets, and derivative platforms. Momentum pricing may have resulted, and may continue to result, in speculation regarding future appreciation in the value of cryptocurrencies, inflating and making their market prices more volatile. As a result, they may be more likely to fluctuate in value due to changing investor confidence in future appreciation (or depreciation) in their market prices, which could adversely affect the value of the Company’s Bitcoin inventory and thereby affect the Company’s shareholders.

Cryptocurrency exchanges and other trading venues are relatively new and, in some cases, partially unregulated and may therefore be more exposed to fraud and failure

To the extent that cryptocurrency exchanges or other trading venues are involved in fraud or experience security failures or other operational issues, this could result in a reduction in cryptocurrency prices. Cryptocurrency market prices depend, directly or indirectly, on the prices set on exchanges and other trading venues, which are new and, in most cases, largely unregulated as compared to established, regulated exchanges for securities, derivatives and other currencies. For example, during the past three years, a number of Bitcoin exchanges have been closed due to fraud, business failure or security breaches. In many of these instances, the customers of the closed Bitcoin exchanges were not compensated or made whole for the partial or complete losses of their account balances in such Bitcoin exchanges. While smaller exchanges are less likely to have the infrastructure and capitalization that provide larger exchanges with additional stability, larger exchanges may be more likely to be appealing targets for hackers and “malware” (i.e., software used or programmed by attackers to disrupt computer operation, gather sensitive information or gain access to private computer systems) and may be more likely to be targets of regulatory enforcement action.

Banks may not provide banking services, or may cut off banking services, to businesses that provide cryptocurrency-related services or that accept cryptocurrencies as payment

A number of companies that provide Bitcoin and/or other cryptocurrency-related services may be unable to find banks that are willing to provide them with bank accounts and banking services. Banks may refuse to provide bank accounts and other banking services to Bitcoin and/or other cryptocurrency-related companies or companies that accept cryptocurrencies for a number of reasons, such as perceived compliance risks or costs. The difficulty that many businesses that provide Bitcoin and/or other cryptocurrency-related services have and may continue to have in finding banks willing to provide them with bank accounts and other banking services may be currently decreasing the usefulness of cryptocurrencies as a payment system and harming public perception of cryptocurrencies or could decrease its usefulness and harm its public perception in the future. Similarly, the usefulness of cryptocurrencies as a payment system and the public perception of cryptocurrencies could be damaged if banks were to close the accounts of many or of a few key businesses providing Bitcoin and/or other cryptocurrency-related services. This could decrease the market prices of cryptocurrencies and adversely affect the value of the Company’s Bitcoin inventory.

The impact of geopolitical events on the supply and demand for cryptocurrencies is uncertain

Crises may motivate large-scale purchases of cryptocurrencies which could increase the price of cryptocurrencies rapidly. This may increase the likelihood of a subsequent price decrease as crisis-driven purchasing behavior wanes, adversely affecting the value of the Company’s Bitcoin inventory. For example, in March 2013, a report of uncertainty in the economy of the Republic of Cyprus and the imposition of capital controls by Cypriot banks motivated individuals in Cyprus and other countries with similar economic situations to purchase Bitcoin. This resulted in a significant short-term positive impact on the price of Bitcoin. However, as the purchasing activity of individuals in this situation waned, speculative investors engaged in significant sales of Bitcoins, which significantly decreased the price of Bitcoins. Crises of this nature in the future may erode investors’ confidence in the stability of cryptocurrencies and may impair their price performance which would, in turn, adversely affect the Company’s Bitcoin inventory.

As an alternative to fiat currencies that are backed by central governments, cryptocurrencies such as Bitcoin, which are relatively new, are subject to supply and demand forces based upon the desirability of an alternative, decentralized means of buying and selling goods and services, and it is unclear how such supply and demand will be impacted by geopolitical events. Nevertheless, political or economic crises may motivate large-scale acquisitions or sales of Bitcoins either globally or locally. Large-scale sales of cryptocurrencies would result in a reduction in their market prices and adversely affect the Company’s operations and profitability.

Contract Renewal Risk

Hut 8 and Bitfury have two key contracts that outline how equipment is purchased from Bitfury and how they provide services to Hut 8 which are the MPA and the MSA. The terms of these agreements are for five years, at which point the agreements will be up for renewal. Both the Company and Hut 8 have the ability to not renew the contracts, or the contracts may be renewed at terms less favorable for the Company or for Bitfury.

Pandemics and COVID-19

The Company cautions that current global uncertainty with respect to the spread of the COVID-19 Virus (“COVID-19”) and its effect on the broader global economy may have a significant negative effect on the Company. While the precise impact of the COVID-19 virus on the Company remain unknown, rapid spread of the COVID-19 virus may have a material adverse effect on global economic activity, and can result in volatility and disruption to global supply chains, operations, mobility of people and the financial markets, which could affect interest rates, credit ratings, credit risk, inflation, business, financial conditions, ability to visit Hut 8’s facilities, results of operations and other factors relevant to the Company.

The further development and acceptance of the cryptographic and algorithmic protocols governing the issuance of and transactions in cryptocurrencies is subject to a variety of factors that are difficult to evaluate

The use of cryptocurrencies to, among other things, buy and sell goods and services and complete other transactions, is part of a new and rapidly evolving industry that employs digital assets based upon a computer-generated mathematical and/or cryptographic protocol. The growth of this industry in general, and the use of cryptocurrencies in particular, is subject to a high degree of uncertainty, and the slowing or stopping of the development or acceptance of developing protocols may adversely affect the Company’s operations. The factors affecting the further development of the industry, include, but are not limited to:

•	Continued worldwide growth in the adoption and use of cryptocurrencies;

•	Governmental and quasi-governmental regulation of cryptocurrencies and their use, or restrictions on or regulation of access to and operation of the network or similar cryptocurrency systems;

•	Changes in consumer demographics and public tastes and preferences;

•	The maintenance and development of the open-source software protocol of the network;

•	The availability and popularity of other forms or methods of buying and selling goods and services, including new means of using fiat currencies;

•	General economic conditions and the regulatory environment relating to digital assets; and

•	Consumer sentiment and perception of Bitcoins specifically and cryptocurrencies generally.

Acceptance and/or widespread use of cryptocurrency is uncertain

Currently, there is relatively small use of Bitcoins and/or other cryptocurrencies in the retail and commercial marketplace in comparison to relatively large use by speculators, thus contributing to price volatility that could adversely affect the Company’s operations, investment strategies, and profitability.

As relatively new products and technologies, Bitcoin and its other cryptocurrency counterparts have not been widely adopted as a means of payment for goods and services by major retail and commercial outlets. Conversely, a significant portion of cryptocurrency demand is generated by speculators and investors seeking to profit from the short-term or long-term holding of cryptocurrencies. The relative lack of acceptance of cryptocurrencies in the retail and commercial marketplace limits the ability of end-users to use them to pay for goods and services. A lack of expansion by cryptocurrencies into retail and commercial markets, or a contraction of such use, may result in increased volatility or a reduction in their market prices, either of which could adversely impact the Company’s operations, investment strategies, and profitability.

Hut 8 Cryptocurrency Risks

Potential loss or destruction of private keys

Bitcoins are controllable only by the possessor of both the unique public key and private key relating to the local or online digital wallet in which the Bitcoins are held. While the Bitcoin Network requires a public key relating to a digital wallet to be published when used in a spending transaction, private keys must be safeguarded and kept private in order to prevent a third party from accessing the Bitcoins held in such wallet. To the extent a private key is lost, destroyed or otherwise compromised and no backup of the private key is accessible, the Company will be unable to access the Bitcoins held in the related digital wallet and the private key will not be capable of being restored by the Bitcoin Network.

Risk of loss, theft or destruction of the Company’s Bitcoins

There is a risk that some or all of the Company’s Bitcoins could be lost, stolen or destroyed. If the Company’s Bitcoins are lost, stolen or destroyed under circumstances rendering a party liable to the Company, the responsible party may not have the financial resources sufficient to satisfy the Company’s claim. Also, although BitGo uses security procedures with various elements, such as redundancy, segregation and cold storage, to minimize the risk of loss, damage and theft, neither BitGo nor the Company can guarantee the prevention of such loss, damage or theft, whether caused intentionally, accidentally or by force majeure. Access to the Company’s Bitcoins could also be restricted by natural events (such as an earthquake or flood) or human actions (such as a terrorist attack).

Irrevocability of Bitcoin transactions

Bitcoin transactions are irrevocable meaning that stolen or incorrectly transferred Bitcoins may be irretrievable. Bitcoin transactions are not reversible without the consent and active participation of the recipient of the transaction. Once a transaction has been verified and recorded in a block that is added to the Blockchain, an incorrect transfer of Bitcoins or a theft of Bitcoins generally will not be reversible and the Company may not be capable of seeking compensation for any such transfer or theft. To the extent that the Company is unable to seek a corrective transaction with the third party or is incapable of identifying the third party that has received the Company’s Bitcoins through error or theft, the Company will be unable to revert or otherwise recover incorrectly transferred Bitcoins. The Company will also be unable to convert or recover Bitcoins transferred to uncontrolled accounts.

Risks associated with the Bitcoin Network

The open-source structure of the Bitcoin Network protocol means that the core developers of the Bitcoin Network and other contributors are generally not directly compensated for their contributions in maintaining and developing the Bitcoin Network protocol. A failure to properly monitor and upgrade the Bitcoin Network protocol could damage the Bitcoin Network.

The core developers of the Bitcoin Network can propose amendments to the Bitcoin Network’s source code through software upgrades that alter the protocols and software of the Bitcoin Network and the properties of Bitcoins, including the irreversibility of transactions and limitations on the mining of new Bitcoins. Proposals for upgrades and related discussions take place on online forums, including GitHub.com and Bitcointalk.org. To the extent that a significant majority of the users and miners on the Bitcoin Network install such software upgrade(s), the Bitcoin Network would be subject to new protocols and software.

The acceptance of Bitcoin Network software patches or upgrades by a significant, but not overwhelming, percentage of the users and miners in the Bitcoin Network could result in a “fork” in the Blockchain underlying the Bitcoin Network, resulting in the operation of two separate networks. Without an official developer or group of developers that formally control the Bitcoin Network, any individual can download the Bitcoin Network software and make desired modifications, which are proposed to users and miners on the Bitcoin Network through software downloads and upgrades, typically posted to the Bitcoin development forum. A substantial majority of miners and Bitcoin users must consent to such software modifications by downloading the altered software or upgrade; otherwise, the modifications do not become a part of the Bitcoin Network. Since the Bitcoin Network’s inception, modifications to the Bitcoin Network have been accepted by the vast majority of users and miners, ensuring that the Bitcoin Network remains a coherent economic system.

If, however, a proposed modification is not accepted by a vast majority of miners and users but is nonetheless accepted by a substantial population of participants in the Bitcoin Network, a “fork” in the Blockchain underlying the Bitcoin Network could develop, resulting in two separate Bitcoin Networks. Such a fork in the Blockchain typically would be addressed by community-led efforts to merge the forked Blockchains, and several prior forks have been so merged. However, in some cases, there may be a permanent “hard fork” in the Blockchain and a new cryptocurrency may be formed as a result of that “hard fork”. For example, Bitcoin Cash, a new cryptocurrency, was recently created through a fork in the Blockchain. Where such forks occur on the Blockchain, the Company will follow the chain with the greatest proof of work in the fork. If a hard fork results in the Company holding an alternative coin, the Company will dispose of such alternative coin and either distribute the proceeds of such disposition to shareholders or reinvest the proceeds in additional Bitcoins.

Further development and acceptance of the Bitcoin Network

The further development and acceptance of the Bitcoin Network and other cryptographic and algorithmic protocols governing the issuance of transactions in Bitcoins and other digital currencies, which represent a new and rapidly changing industry, are subject to a variety of factors that are difficult to evaluate. The slowing or stopping of the development or acceptance of the Bitcoin Network may adversely affect the value of Bitcoin.

The use of digital currencies, such as Bitcoins, to, among other things, buy and sell goods and services, is part of a new and rapidly evolving industry that employs digital assets based upon a computer-generated mathematical and/or cryptographic protocol. Bitcoin is a prominent, but not a unique, part of this industry. The growth of this industry in general, and the Bitcoin Network in particular, is subject to a high degree of uncertainty. The factors affecting the further development of this industry, include, but are not limited to:

•	Continued worldwide growth in the adoption and use of Bitcoins and other digital currencies;

•	Government and quasi-government regulation of Bitcoins and other digital assets and their use, or restrictions on, or regulation of, access to and operation of the Bitcoin Network or similar digital asset systems;

•	Changes in consumer demographics and public tastes and preferences;

•	The maintenance and development of the open-source software protocol of the Bitcoin Network;

•	The availability and popularity of other forms or methods of buying and selling goods and services, including new means of using fiat currencies;

•	General economic conditions and the regulatory environment relating to digital assets; and

•	Consumer perception of Bitcoins specifically and cryptocurrencies generally.

The Company will not have any strategy relating to the development of the Bitcoin Network. Furthermore, the Company cannot be certain what impact, if any, the listing of the Hut 8 Shares and the expansion of its Bitcoin holdings may have on the digital asset industry and the Bitcoin Network.

Potential failure to maintain the Bitcoin Network

The Bitcoin Network operates based on an open-source protocol maintained by the core developers of the Bitcoin Network and other contributors, largely on the GitHub resource section dedicated to Bitcoin development. As the Bitcoin Network protocol is not sold and its use does not generate revenues for its development team, the core developers are generally not compensated for maintaining and updating the Bitcoin Network protocol. Consequently, there is a lack of financial incentive for developers to maintain or develop the Bitcoin Network and the core developers may lack the resources to adequately address emerging issues with the Bitcoin Network protocol. Although the Bitcoin Network is currently supported by the core developers, there can be no guarantee that such support will continue or be sufficient in the future. To the extent that material issues arise with the Bitcoin Network protocol and the core developers and open-source contributors are unable to address the issues adequately or in a timely manner, the Bitcoin Network and an investment in the Hut 8 Shares may be adversely affected.

Potential manipulation of Blockchain

If a malicious actor or botnet (a volunteer or hacked collection of computers controlled by networked software coordinating the actions of the computers) obtains control of more than 50% of the processing power dedicated to mining on the Bitcoin Network, it may be able to alter or manipulate the Blockchain on which the Bitcoin Network and most Bitcoin transactions rely by constructing fraudulent blocks or preventing certain transactions from completing in a timely manner, or at all. The malicious actor or botnet could control, exclude or modify the ordering of transactions, though it could not generate new Bitcoins or transactions using such control. The malicious actor could “double-spend” its own Bitcoins (i.e., spend the same Bitcoins in more than one transaction) and prevent the confirmation of other users’ transactions for so long as it maintained control. To the extent that such malicious actor or botnet did not yield its control of the processing power on the Bitcoin Network or the Bitcoin community did not reject the fraudulent blocks as malicious, reversing any changes made to the Blockchain may not be possible.

Although there are no known reports of malicious activity or control of the Bitcoin Blockchain achieved through controlling over 50% of the processing power on the network, it is believed that certain mining pools may have exceeded the 50% threshold. The possible crossing of the 50% threshold indicates a greater risk that a single mining pool could exert authority over the validation of Bitcoin transactions. To the extent that the Bitcoin ecosystem, including the core developers and the administrators of mining pools, do not act to ensure greater decentralization of Bitcoin mining processing power, the feasibility of a malicious actor obtaining control of the processing power on the Bitcoin Network will increase.

Risks of security breaches

Security breaches, computer malware and computer hacking attacks have been a prevalent concern in the Bitcoin exchange market since the launch of the Bitcoin Network. Any security breach caused by hacking, which involves efforts to gain unauthorized access to information or systems, or to cause intentional malfunctions or loss or corruption of data, software, hardware or other computer equipment, and the inadvertent transmission of computer viruses, could harm the Company’s business operations or result in loss of the Company’s assets. Any breach of the Company’s infrastructure could result in damage to the Company’s reputation and reduce demand for the Hut 8 Shares, resulting in a reduction in the price of the Hut 8 Shares. Furthermore, the Company believes that if its assets grow, it may become a more appealing target for security threats, such as hackers and malware.

The Company believes that the security procedures that BitGo utilizes, such as hardware redundancy, segregation and offline data storage (i.e., the maintenance of data on computers and/or storage media that is not directly connected to, or accessible from, the internet and/or networked with other computers, also known as “cold storage”) protocols are reasonably designed to safeguard the Company’s Bitcoins from theft, loss, destruction or other issues relating to hackers and technological attack. Nevertheless, the security procedures cannot guarantee the prevention of any loss due to a security breach, software defect or act of God that may be borne by Hut 8.

The security procedures and operational infrastructure of the Company and BitGo may be breached due to the actions of outside parties, error or malfeasance of an employee of the Company or BitGo, or otherwise, and, as a result, an unauthorized party may obtain access to the Company’s Bitcoin account, private keys, data or Bitcoins. Additionally, outside parties may attempt to fraudulently induce employees of the Company or BitGo to disclose sensitive information in order to gain access to the Company’s infrastructure. As the techniques used to obtain unauthorized access, disable or degrade service, or sabotage systems change frequently, or may be designed to remain dormant until a predetermined event, and often are not recognized until launched against a target, the Company may be unable to anticipate these techniques or implement adequate preventative measures. If an actual or perceived breach of the Company’s Bitcoin account occurs, the market perception of the effectiveness of the Company could be harmed.

Fluctuations in the market price of Bitcoins

The value of the Hut 8 Shares relates directly to the value of the Bitcoins held directly or indirectly by the Company, and fluctuations in the price of Bitcoins could materially and adversely affect an investment in the Hut 8 Shares. Several factors may affect the price of Bitcoins, including: the total number of Bitcoins in existence; global Bitcoin demand; global Bitcoin supply; investors’ expectations with respect to the rate of inflation of fiat currencies; investors’ expectations with respect to the rate of deflation of Bitcoin; interest rates; currency exchange rates, including the rates at which Bitcoin may be exchanged for fiat currencies; fiat currency withdrawal and deposit policies of Bitcoin exchanges and liquidity of such Bitcoin exchanges; interruptions in service from or failures of major Bitcoin exchanges; cyber theft of Bitcoins from online Bitcoin wallet providers, or news of such theft from such providers or from individuals’ Bitcoin wallets; investment and trading activities of large investors; monetary policies of governments, trade restrictions, currency devaluations and revaluations; regulatory measures, if any, that restrict the use of Bitcoins as a form of payment or the purchase of Bitcoins on the Bitcoin market; the availability and popularity of businesses that provide Bitcoin-related services; the maintenance and development of the open-source software protocol of the Bitcoin Network; increased competition from other forms of cryptocurrency or payments services; global or regional political, economic or financial events and situations; expectations among Bitcoin economy participants that the value of Bitcoins will soon change; and fees associated with processing a Bitcoin transaction.

Bitcoin has historically experienced significant intraday and long-term price volatility. If Bitcoin markets continue to be subject to sharp fluctuations, shareholders may experience losses if they need to sell their Hut 8 Shares at a time when the price of Bitcoins is lower than it was when they purchased their Hut 8 Shares. Even if shareholders are able to hold Hut 8 Shares for the long-term, their Hut 8 Shares may never generate a profit, since Bitcoin markets have historically experienced extended periods of flat or declining prices, in addition to sharp fluctuations.

In addition, investors should be aware that there is no assurance that Bitcoins will maintain their long-term value in terms of future purchasing power or that the acceptance of Bitcoin payments by mainstream retail merchants and commercial businesses will continue to grow. In the event that the price of Bitcoins declines, the Company expects the value of an investment in the Hut 8 Shares to decline.

Response to changing security needs

As technological change occurs, the security threats to the Company’s Bitcoins will likely adapt and previously unknown threats may emerge. The Company’s and BitGo’s ability to adopt technology in response to changing security needs or trends may pose a challenge to the safekeeping of the Company’s Bitcoins. To the extent that the Company or BitGo is unable to identify and mitigate or stop new security threats, the Company’s Bitcoins may be subject to theft, loss, destruction or other attack.

Market adoption

Currently, there is relatively small use of Bitcoins in the retail and commercial marketplace in comparison to relatively large use by speculators, thus contributing to price volatility that could adversely affect an investment in the Hut 8 Shares.

Bitcoins and the Bitcoin Network have only recently become accepted as a means of payment for goods and services by certain major retail and commercial outlets, and use of Bitcoins by consumers to pay such retail and commercial outlets remains limited. Conversely, a significant portion of Bitcoin demand is generated by speculators and investors seeking to profit from the short- or long-term holding of Bitcoins. A lack of expansion by Bitcoins into the retail and commercial markets, or a contraction of such use, may result in increased volatility or a reduction in the market price of Bitcoin.

Further, if fees increase for recording transactions in the Bitcoin Blockchain, demand for Bitcoins may be reduced and prevent the expansion of the Bitcoin Network to retail merchants and commercial businesses, resulting in a reduction in the price of Bitcoins.

Changes to prominence of Bitcoin and other digital assets

Demand for Bitcoins is driven, in part, by its status as the most prominent and secure digital asset. It is possible that a digital asset other than Bitcoin could have features that make it more desirable to a material portion of the digital asset user base, resulting in a reduction in demand for Bitcoins, which could have a negative impact on the price of Bitcoins.

The Bitcoin Network and Bitcoins, as an asset, hold a “first-to-market” advantage over other digital assets. This first-to-market advantage is driven in large part by having the largest user base and, more importantly, the largest combined mining power in use to secure the Bitcoin Blockchain and transaction verification system. Having a large mining network results in greater user confidence regarding the security and long-term stability of a digital asset’s network and its Blockchain; as a result, the advantage of more users and miners makes a digital asset more secure, which makes it more attractive to new users and miners, resulting in a network effect that strengthens the first-to-market advantage.

Despite the marked first-mover advantage of the Bitcoin Network over other digital assets, it is possible that an alternative coin could become materially popular due to either a perceived or exposed shortcoming of the Bitcoin Network protocol that is not immediately addressed by the core developers or a perceived advantage of an altcoin that includes features not incorporated into Bitcoin. If an alternative coin obtains significant market share (either in market capitalization, mining power or use as a payment technology), this could reduce Bitcoin’s market share and have a negative impact on the demand for, and price of, Bitcoins.

Bitcoin miners may cease operations

If the award of Bitcoins for solving blocks and transaction fees for recording transactions are not sufficiently high to incentivize miners, miners may cease expending processing power to solve blocks and confirmations of transactions on the Bitcoin Blockchain could be slowed. A reduction in the processing power expended by miners on the Bitcoin Network could increase the likelihood of a malicious actor or botnet obtaining control.

Changes to cost of Bitcoin transactions

In order to incentivize miners to continue to contribute processing power to the Bitcoin Network, the Bitcoin Network may either formally or informally transition from a set reward to transaction fees earned upon solving for a block. This transition could be accomplished either by miners independently electing to record on the blocks they solve only those transactions that include payment of a transaction fee or by the Bitcoin Network adopting software upgrades that require the payment of a minimum transaction fee for all transactions. If transaction fees paid for the recording of transactions in the Blockchain become too high, the marketplace may be reluctant to accept Bitcoins as a means of payment and existing users may be motivated to switch from Bitcoins to another digital asset or back to fiat currency.

Miners may cause delays in recording of transactions

To the extent that any miner ceases to record transactions in solved blocks, such transactions will not be recorded on the Bitcoin Blockchain until a block is solved by a miner who does not require the payment of transaction fees. Currently, there are no known incentives for miners to elect to exclude the recording of transactions in solved blocks. However, to the extent that any such incentives arise (for example, a collective movement among miners or one or more mining pools forcing Bitcoin users to pay transaction fees as a substitute for, or in addition to, the award of new Bitcoins upon the solving of a block), miners could delay the recording and confirmation of a significant number of transactions on the Bitcoin Blockchain. If such delays became systemic, it could result in greater exposure to double-spending transactions and a loss of confidence in the Bitcoin Network.

Potential intellectual property right claims

Intellectual property rights claims may adversely affect the operation of the Bitcoin Network. Regardless of the merit of any intellectual property or other legal action, any threatened action that reduces confidence in the Bitcoin Network’s long-term viability or the ability of end-users to hold and transfer Bitcoins may adversely affect the value of Bitcoins. Additionally, a meritorious intellectual property claim could prevent the Company and other end-users from accessing the Bitcoin Network or holding or transferring their Bitcoins.

Reliance on Bitfury

As the Company and its management are reliant on the expertise and experience of Bitfury, the Company may be exposed to certain risks should Bitfury fail to perform its obligations under the Master Data Center Purchase Agreement or the Master Services Agreement.

Risks related to insurance

The Company intends to insure its operations in accordance with technology industry practice. However, given the novelty of cryptocurrency mining and associated businesses, such insurance may not be available, may be uneconomical for the Company, or the nature or level may be insufficient to provide adequate insurance cover. The occurrence of an event that is not covered or fully covered by insurance could have a material adverse effect on the Company.

Limited liability of BitGo

BitGo’s limited liability under the BitGo Services Agreement may limit the ability of the Company to recover losses relating to its Bitcoins. Under the BitGo Services Agreement, BitGo is not liable for any special, incidental, indirect, intangible, or consequential damages arising out of, or in connection with, among other things, the terms of the BitGo Services Agreement or BitGo’s performance thereunder. Further, in no event will the aggregate liability of BitGo for any loss or damage exceed the fees paid or payable to BitGo by the Company during the 12-month period immediately preceding the incident giving rise to such liability. Notwithstanding the foregoing, the liability of BitGo is not limited in respect of direct damages arising from, or in any way related to, the fraud, willful misconduct or gross negligence of BitGo.

Cyber security risk

Cyber incidents can result from deliberate attacks or unintentional events, and may arise from internal sources (e.g., employees, contractors, service providers, suppliers and operational risks) or external sources (e.g., nation states, terrorists, hacktivists, competitors and acts of nature). Cyber incidents include, but are not limited to, unauthorized access to information systems and data (e.g., through hacking or malicious software) for purposes of misappropriating or corrupting data or causing operational disruption. Cyber incidents also may be caused in a manner that does not require unauthorized access, such as causing denial-of-service attacks on websites (e.g., efforts to make network services unavailable to intended users).

A cyber incident that affects the Company or its service providers (including the Registrar and Transfer Agent, BitGo or Bitfury) might cause disruptions and adversely affect their respective business operations and might also result in violations of applicable law (e.g., personal information protection laws), each of which might result in potentially significant financial losses and liabilities, regulatory fines and penalties, reputational harm, and reimbursement and other compensation costs. In addition, substantial costs might be incurred to investigate, remediate and prevent cyber incidents.

Litigation risk

The Company may be subject to litigation arising out of its operations. Damages claimed under such litigation may be material, and the outcome of such litigation may materially impact the Company’s operations, and the value of the Hut 8 Shares. While the Company will assess the merits of any lawsuits and defend such lawsuits accordingly, they may be required to incur significant expense or devote significant financial resources to such defenses. In addition, the adverse publicity surrounding such claims may have a material adverse effect on the Company’s operations.

Limited operating history

The Company has a limited history of operations and is in the early stage of development. As such, the Company will be subject to many risks common to such enterprises, including under-capitalization, cash shortages, limitations with respect to personnel, financial and other resources and lack of revenues. There is no assurance that the Company will be successful in achieving a return on shareholders’ investment and the likelihood of success must be considered in light of its early stage of operations. There can be no assurance that the Company will be able to develop any of its projects profitably or that any of its activities will generate positive cash flow.

Bitcoin Halving Risk

The current global bitcoin network rewards miners 12.5 bitcoin per block, which is approximately 1,800 bitcoin per day. In May 2020, the bitcoin daily reward will halve to 6.25 bitcoin per block, or approximately 900 bitcoin per day. This halving may have a potential impact on the Company’s profitability at the reward level of 6.25 coins. Based on the fundamentals of bitcoin mining and historical data on bitcoin prices and the network difficulty rate after a halving event, it is unlikely that the network difficulty rate and price would remain at the current level when the bitcoin rewards per block are halved. The Company believes that although the halving would reduce the block reward by 50%, other market factors such as the network difficulty rate and price of bitcoin would change to offset the impact of the halving sufficiently for the Company to maintain profitability. Nevertheless, there is a risk that a halving will render the Company unprofitable and unable to continue as a going concern.

Liquidity and additional financing

Additional funds, by way of private placement offerings, may need to be raised to finance the Company’s future activities. There can be no assurance that the Company will be able to obtain adequate financing in the future or that the terms of such financing will be favorable. Failure to obtain such additional financing could cause the Company to reduce or terminate its operations.

Competition from other cryptocurrency companies

The Company will compete with other cryptocurrency and distributed ledger technology businesses, including other businesses focused on developing substantial Bitcoin mining operations.

Electrical risks and back-up power

The containers and their contents are substantially comprised of metal components, which increase the risk of an electrical short in the Company’s equipment. The Company will maintain a supply of back-up and replacement parts on-site or at a location near to the Drumheller Facility. In addition, the Company’s operations consume a large amount of energy; accordingly, it is not practical or economical for the Company’s operations to run on back-up generators in the event of a power outage.

Container exposure

The Company’s mining operations are housed in containers. Containers are susceptible to excessive heat exposure, which may result in equipment malfunction and require equipment to be replaced. The status of the air filters in the containers are manually tracked and replaced, requiring a dedicated monitoring schedule.

PRIOR SALES

The following table sets forth the outstanding securities of Hut 8 that are not listed or quoted on a marketplace that were issued during Fiscal 2019:

Date	Number of Securities Issued or Granted	Type of Security	Issue Price Per Security
May 28, 2019(1)	260,000	RSUs	$2.38
November 6, 2019(1)	10,000	Stock options	$1.80
December 19, 2019(1)	100,000	Stock options	$1.14

Notes:

(1)	Stock options and RSUs granted to employees, officers, or directors or consultants by the Board of Directors on the referenced date pursuant to Hut 8’s Omnibus Plan.

DIVIDENDS

Hut 8 has never paid dividends. Payment of any future dividends, if any, will be at the discretion of the Hut 8 Board after taking into account many factors, including operating results, financial condition, and current and anticipated cash needs. All of the Hut 8 Shares will be entitled to an equal share in any dividends declared and paid on a per share basis.

DESCRIPTION OF CAPITAL STRUCTURE

The Company is authorized to issue an unlimited number of Hut 8 Shares. As of the date of this AIF, 90,438,009 Hut 8 Shares are issued and outstanding. Further, as at December 31, 2019, the Company had 2,882,222 warrants, 910,000 stock options, and 1,270,100 RSUs outstanding. Holders of Hut 8 Shares are entitled to dividends, if, as and when declared by the board of Hut 8 Board, to one vote per Hut 8 Share at meetings of Hut 8 Shareholders and, upon liquidation, to share equally in such assets of Hut 8 as are distributable to the holders of the Hut 8 Shares. All of the Hut 8 Shares are fully paid and non-assessable and, except for the certain anti-dilution rights of Bitfury under the Investor Rights Agreement, are not subject to any pre-emptive rights, conversion or exchange rights, redemption, retraction, purchase for cancellation or surrender provisions, sinking or purchase fund provisions, provisions permitting or restricting the issuance of additional securities or provisions requiring a shareholder to contribute additional capital

MARKET FOR SECURITIES

Trading Price and Volume

The Hut 8 Shares are listed and posted for trading on the TSX under the symbol “HUT” and on the OTCQX under the symbol “HUTMF”.

The following table sets out the price range and aggregate volumes traded or quoted on a monthly basis on the TSXV from January 1, 2019 to October 7, 2019 and on the TSX from October 8, 2019 to December 31, 2019.

Month	High	Low	Average Daily Volume
December 2019	$1.29	$1.00	50,055
November 2019	$1.88	$1.29	47,033
October 2019(1)	$2.24	$1.56	107,648
September 2019	$2.36	$1.89	88,430
August 2019	$2.70	$2.23	58,043
July 2019	$2.60	$2.06	101,829
June 2019	$2.93	$1.81	219,910
May 2019	$2.78	$1.45	157,100
April 2019	$1.64	$0.82	152,395
March 2019	$1.35	$0.80	41,024
February 2019	$1.57	$1.24	17,868
January 2019	$1.96	$1.49	38,732

The following table sets out the price range and aggregate volumes traded or quoted on a monthly basis on the OTCQX.

Month	High (US$)	Low (US$)	Average Daily Volume
December 2019	$0.96	$0.75	10,704
November 2019	$1.44	$0.96	12,921
October 2019	$1.69	$1.19	17,712
September 2019	$1.78	$1.47	25,323
August 2019	$2.02	$1.66	16,292
July 2019	$2.02	$1.60	22,373
June 2019	$2.23	$1.38	49,035
May 2019	$1.90	$1.09	36,012
April 2019	$1.21	$0.63	20,224
March 2019	$1.02	$0.60	10,835
February 2019	$1.19	$0.89	7,203
January 2019	$1.45	$1.05	2,225

ESCROWED SECURITIES AND SECURITIES SUBJECT TO CONTRACTUAL RESTRICTION ON TRANSFER

Securities Subject to Escrow

Following the Qualifying Transaction, 49,465,453 commons shares held by directors, officers and securityholders in excess of 20% of the outstanding Resulting Issuer Common Shares were subject to voluntary escrow/pooling agreement. Pursuant to the escrow/pooling agreements, the 49,465,453 common shares will be released as follows: 25% on closing of the qualifying transaction (March 5, 2018); and 25% will be released 6, 12 and 18 months thereafter. As of December 31, 2019, there is no shares in escrow.

DIRECTORS AND OFFICERS

The individuals disclosed in the table below are the directors and officers of the Company, with the term of office of the directors to expire on the date of the next annual general meeting of the shareholders. The following table lists the name, municipality of residence, proposed office, principal occupation and anticipated shareholdings of each proposed director and officer of Hut 8 as at December 31, 2019.

Name and Municipality of Residence	Positions and Offices to be Held	Principal Occupation During the Past Five Years	Number and percentage of voting securities(3)	Director or Officer Since
Andrew Kiguel (Ontario, Canada)	CEO	• CEO of Hut 8 (2018 to Present) • Managing Director of GMP Securities (2000 to 2018)	680,533 (0.75%)	April 2018
Jimmy Vaiopoulos (Ontario, Canada)	CFO	• CFO of Hut 8 (2018 to present). • CFO of TSXV-listed solar solutions provider (2015 to 2018) • KPMG LLP Advisory and Audit (2010 to 2015)	30,108 (0.03%)	July 2018
Bill Tai (California, United States)	Director, Chair	• Founder of Treasure Data, Inc. (2012 to Present) • Board member of Bitfury (2014 to Present)	729,286 (0.81%)	March 2018
Dennis Mills(1)(2) (Ontario, Canada)	Director	• Director of Pacific Rubiales Energy Corp. (2012 to 2016)	-	March 2018
Joseph Flinn(1)(2) (Ontario, Canada)	Director	• CFO, Seaboard Transportation Group (2019 to Present) • President of Clarke Transport and Clarke North America (2017 to 2019) • CFO of Sysco Canada (2003 to 2015)	7,808 (0.01%)	August 2018
Gerri Sinclair(1)(2) (British Columbia, Canada)	Director	• Director of TSX Group (2004 to Present) • Director of Vancouver Airport Authority (2011 to Present)	17,000 (0.02%)	March 2018
Jeremy Sewell (London, UK)	Director	• CFO of Bitfury Group Limited (2017 to Present) • CFO of eCurrency (2014 to 2017)	-	August 2019
Kyle Appleby (Ontario, Canada)	Corporate Secretary	• Corporate Secretary of Hut 8 (2019 to Present) • CFO and Corporate Secretary services through CFO Advantage Inc. (2007 – Present)	10,000 (0.01%)	October 2019

Notes:

(1)	Member of Audit Committee.

(2)	Member of Governance and Compensation Committee.

(3)	Percentages based on total outstanding Common Shares at December 31, 2019 of 90,438,009.

BOARD OF DIRECTORS

Bill Tai

Bill Tai is a Director of Bitfury and co-founder Chairman of data science company Treasure Data. He is an early seed investor behind high profile start-ups including Canva, Color Genomics, Tweetdeck/Twitter, Wish.com and Zoom Video. Mr. Tai is a Partner Emeritus for CRV after establishing their Silicon Valley office. Previously he founded several successful technology companies and served as a Director of seven publicly listed companies. He holds a BSEE with Honors from the University of Illinois and an MBA from Harvard.

Dennis Mills

Dennis Mills is the Founder and President of Toronto Partners Inc. since 2013, a director of CGX Energy Inc., and was a director of Pacific Rubiales Energy Corp. from 2012 to 2016. Mr. Mills was Vice Chairman and Chief Executive Officer of MI Developments Inc. from 2004 to 2011, and a Vice-President at Magna International from 1984 to 1987. Mr. Mills served as a Member of Parliament in Canada from 1988 to 2004 and was the Senior Communications Advisor to the Prime Minister of Canada, The Right Honourable Pierre Elliott Trudeau (1980-1984).

Gerri Sinclair

Gerri Sinclair’s career includes more than 25 years of experience in mobile and digital media technologies, entrepreneurial business, and government policy. Ms. Sinclair was the founder and CEO of NCompass Labs, the Internet digital content management company acquired by Microsoft in 2001. Ms. Sinclair then joined Microsoft as their Country Manager for Canada for MSN. She holds a Ph.D. in Renaissance drama as well as an honorary Doctor of Science in Computing Science from the University of British Columbia. Ms. Sinclair also serves as a Senior Innovation Strategist at Ryerson University in Toronto, and at Telefonica’s Advanced Multimedia Research Lab in Barcelona, Spain. In addition to being a member of the Toronto Montreal Stock Exchange board of directors, she is currently a director of the Vancouver Airport Authority, as well as on the board of directors of ThinkData, a small Toronto-based start-up in the field of Big Data.

Joseph Flinn

Joseph Flinn’s career includes 12 years of senior leadership at Sysco Corporation, where he played an integral role as both Chief Financial Officer of Sysco Canada, and President of Sysco Canada’s Eastern Division, and 2 years as President of Clarke Freight Transportation Group, a major national freight carrier. Currently Mr. Flinn is the CFO of Seaboard Transportation Group, a major international bulk transportation group of companies. Mr. Flinn holds a business degree from Saint Mary’s University and is a chartered professional accountant.

Jeremy Sewell

Jeremy Sewell serves as Bitfury’s CFO and has 30 years of extensive international financial, commercial and operating experience. Prior to his role as CFO of Bitfury, he was CFO of the Silicon Valley fintech company eCurrency, where he led the equity investment from eBay Founder Pierre Omidyar’s VC and Bridgewater Associates and Farallon Capital hedge fund founders Ray Dalio and Tom Steyer. Mr. Sewell qualified as a Chartered Accountant in the UK spending 10 years in practice with a focus on audit and consulting projects across multiple countries in Europe and Asia.

OFFICERS

Andrew Kiguel (CEO)

As one of the co-founders of Hut 8, Andrew Kiguel played a key role in the formation, structure and financing of the Company. Prior to Hut 8, he served as Managing Director in investment banking at GMP Securities, with a focus on blockchain and technology. Mr. Kiguel has extensive experience in providing investment banking services to numerous public and private entities, including raising equity and debt capital in excess of $5 billion through his career.

Jimmy Vaiopoulos (CFO)

Jimmy Vaiopoulos joined Hut 8 following his role as CFO with a TSXV-listed commercial solar solutions provider, where he served since 2015. Prior to that role, he worked with KPMG in both audit and advisory practices with a focus on energy and infrastructure markets. Mr. Vaiopoulos has worked closely with independent power producers and specializes in start-up growth, international management, tech and mining, and has extensive experience in the underlying Canadian and U.S. compliance regimes. He holds a Bachelor of Engineering Science from Western University and an Honours Business Administration from the Richard Ivey School of Business and is a member of the Chartered Professional Accountants of British Columbia.

Kyle Appleby

Since 2007, Kyle has been providing CFO and Corporate Secretary services to a number of public and private companies both domestic and international. He has focused on assisting companies with financial reporting and controls, governance, operations, regulatory compliance and taxation. Prior to 2007, Kyle worked for several public accounting firms in Canada. He is a member in good standing of the Chartered Professional Accountants of Canada and the Chartered Professional Accountants of Ontario.

Cease Trade Orders, Bankruptcies, Penalties or Sanctions

Cease Trade Orders or Bankruptcies

None of the directors, officers, Insiders or Promoters of the Company or a shareholder holding a sufficient number of securities of the Company to affect materially the control of the Company is, or within 10 years before the date of this AIF has been, a director, officer, Insider or Promoter of any other issuer that, while that person was acting in that capacity:

(a)	was the subject of a cease trade or similar order, or an order that denied the other issuer access to any exemptions under applicable securities legislation for a period of more than 30 consecutive days; or

(b)	became bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency or was subject to or instituted any proceedings, arrangement or compromise with creditors or had a receiver, receiver manager or trustee appointed to hold its assets.

Penalties or Sanctions

None of the directors, officers, Insiders or the Promoters of the Company or a shareholder holding a sufficient number of securities of the Company to affect materially the control of the Company has been subject to any penalties or sanctions imposed by a court relating to securities legislation or by any securities regulatory authority or has entered into a settlement agreement with a securities regulatory authority; or has been subject to any other penalties or sanctions imposed by a court or regulatory body or self-regulatory authority that would be likely to be considered important to a reasonable investor making an investment decision.

Personal Bankruptcies

None of the directors, officers, Insiders or the Promoters of the Company or a shareholder holding a sufficient number of securities of the Company to affect materially the control of the Company is, or within the 10 years before the date of this AIF, has been declared bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency, or has been subject to or instituted any proceedings, arrangement or compromise with creditors, or had a receiver, receiver manager or trustee appointed to hold their assets.

Committees of the Board of Directors

The Hut 8 Board currently has an Audit Committee and a Compensation and Governance Committee.

Audit Committee

The Audit Committee consists of individuals who are “independent” and “financially literate” within the meaning of NI 52-110. Our Audit Committee is comprised of Joseph Flinn, who acts as chair of this committee, and includes Gerri Sinclair and Dennis Mills. Each of our Audit Committee members has an understanding of the accounting principles used to prepare financial statements and varied experience as to the general application of such accounting principles, as well as an understanding of the internal controls and procedures necessary for financial reporting. For additional details regarding the relevant education and experience of each member of our Audit Committee, see the relevant biographical experiences for each of our directors and officers under the heading “Directors, Officers and Promoters”.

The Hut 8 Board has adopted a written charter for the Audit Committee, provide in Schedule A, which sets out the Audit Committee’s responsibility in reviewing the financial statements of the Company and public disclosure documents containing financial information and reporting on such review to the Hut 8 Board, ensuring that adequate procedures are in place for the review of the Company’s public disclosure documents that contain financial information, overseeing the work and reviewing the independence of the external auditors and reviewing, evaluating and approving the internal control procedures that are implemented and maintained by management. The Audit Committee is also responsible for recommending the adoption of an enterprise risk management program and an environmental management program for the Company and for supervising the Company’s compliance with and implementation of the risk and environmental programs.

At no time since the commencement of the Company’s most recently completed financial year has Hut 8 relied on any of the exemptions contained in Sections 2.4, 3.2, 3.3(2), 3.4, 3.5, 3.6 or 3.8 of NI 52-110, or an exemption from NI 52-110, in whole or in part, granted under Part 8 thereof.

At no time since the commencement of Hut 8’s most recently completed financial year has a recommendation of the Audit Committee to nominate or compensate an external auditor not been adopted by the Board.

Compensation and Governance Committee

The Compensation and Governance Committee consists of individuals who are “independent” within the meaning of National Instrument 58-101 — Disclosure of Corporate Governance Practices. Our Compensation and Governance Committee is comprised of Gerri Sinclair, who acts as chair of this committee, and includes Joseph Flinn, Gerri Sinclair and Dennis Mills. The Compensation and Governance Committee is charged with reviewing, overseeing and evaluating the governance and nominating policies and the compensation policies of the Company.

In addition, the Compensation and Governance Committee will be responsible for:

(a)	assessing the effectiveness of the Hut 8 Board, each of its committees and individual directors;

(b)	overseeing the recruitment and selection of candidates as directors of Hut 8;

(c)	organizing an orientation and education program for new directors and coordinating continuing director development programs;

(d)	considering and approving proposals by the directors to engage outside advisers on behalf of the Hut 8 Board as a whole or on behalf of the independent directors;

(e)	reviewing and making recommendations to the Hut 8 Board concerning any change in the number of directors composing the Hut 8 Board;

(f)	administering any stock option or purchase plan of Hut 8 or any other compensation incentive programs;

(g)	assessing the performance of the officers and other members of the executive management team of Hut 8; and

(h)	reviewing and making recommendations to the Hut 8 Board concerning the level and nature of the compensation payable, if any, to the directors and officers of Hut 8.

Conflicts of Interest

There may from time to time be potential conflicts of interest to which some of the directors, officers, Insiders and Promoters of the Company will be subject in connection with the operations of the Company. Some of the individuals who are directors or officers of the Company are also directors and/or officers of other reporting and non-reporting issuers. Conflicts, if any, will be subject to the procedures and remedies. Hut 8 and Bitfury are each party to the Master Data Center Purchase Agreement and the Master Services Agreement, pursuant to which the BlockBoxes are purchased, serviced and maintained.

PROMOTERS

Bitfury was a promoter for Hut 8 in 2018 on the basis that more than 10% of the funds raised from the First Offering and the Second Offering were used to finance the purchase by Hut 8 of Bitfury equipment. Through the Master Services Agreement, Bitfury provides all services required to manage and operate Hut 8’s facilities. This includes security, repairs and maintenance, technology management, pool services, chip upgrade services and more.

As at December 31, 2019, Hut 8 only operated Bitfury equipment which were purchased as follows:

•	On February 2, 2018, Hut 8 entered into a purchase order with Bitfury for 10 BlockBoxes at a price of $2,500,000 per BlockBoxes or $25,000,000. This purchase includes already installed BlockBoxes and was paid fully in cash.

•	On March 20, 2018, Hut 8 entered into a purchase order with Bitfury for 25 BlockBoxes at a price of $2,000,000 per BlockBoxes or $50,000,000. This purchase price includes the BlockBoxes, ASIC chips, and installation; however, other related infrastructure is not included. The purchase price comprised of $20,000,000 in cash and $30,000,000 by way of the issuance of 6,000,000 common shares of Hut 8 at $5.00 per share.

•	On July 30, 2018, Hut 8 entered into a purchase order with Bitfury for 16 BlockBoxes at a price of US$950,000 per BlockBoxes or US$15,200,000. This purchase price includes the BlockBoxes, ASIC chips, and installation; however, other related infrastructure is not included. The purchase price comprised of US$9,120,000 in cash and US$6,080,000 by way of the issuance of 2,133,858 common shares of Hut 8 at $3.75 per share.

•	On November 9, 2018, Hut 8 entered into a purchase order with Bitfury for 12 BlockBoxes at a price of approximately US$1,083,333 per BlockBoxes or US$13,000,000. The purchase price includes already installed BlockBoxes and was comprised of US$2,000,000 in cash, US$2,000,000 by way of the issuance of 838,511 common shares of Hut 8 at $3.15 per share.

•	On September 8, 2019, Hut 8 entered into a purchase order with Bitfury for nine BlockBoxes at a price of US$7,000,000 in total. The purchase price includes already installed BlockBoxes and paid fully in cash.

The cost of the equipment is difficult to assess due to research and development that is involved with creating the intellectual property related to the design of the ASIC chips. The purchase price was determined based on multiple factors including the supply and demand for general bitcoin mining equipment market and comparing price per hash power. A portion of the purchase price for some of the equipment included infrastructure such as interconnection to the grid, transformers, switchboard, internet connections, and general wiring. The agreements were negotiated by the President of Bitfury and the Interim-CEO at the time of Hut 8. The Company’s management has no additional connection to Bitfury other than the relationship between Bitfury and Hut 8, as described in this AIF.

INTEREST OF MANAGEMENT AND OTHERS IN MATERIAL TRANSACTIONS

Other than as disclosed elsewhere in this AIF, no director, executive officer or principal shareholder of the Company, or any associate or affiliate of the foregoing, has had any material interest, direct or indirect, in any transaction within the three most recently completed financial years or during the current financial year prior to the date of this AIF that has materially affected or is reasonably expected to materially affect the Company.

LEGAL PROCEEDINGS

To the knowledge of the Company, Hut 8 is neither a party to, nor is any of its property the subject matter of, any legal proceedings, nor is any such proceedings known to Hut 8 to be contemplated by any party.

AUDITORS, TRANSFER AGENT AND REGISTRAR

The auditors of Hut 8 are DMCL at their offices in Vancouver, British Columbia.

Fee Description	2019 ($)	2018 ($)
Audit Fees	$150,000	$150,000
Audit Related Fees	$28,500	$26,380
Tax Fees(1)	$13,200	$58,842
All Other Fees	-	-
Total	$191,700	$235,222

Notes:

(1)	Tax services comprising tax compliance, tax advice, and tax planning, including the preparation of corporate tax returns.

The registrar and transfer agent for Hut 8 Shares is Computershare Trust Company of Canada, located at 510 Burrard Street, 3rd Floor, Vancouver, British Columbia, V6C 3B9.

MATERIAL CONTRACTS

Hut 8 has not entered into any material contracts, outside of the ordinary course of business, prior to the date hereof, other than:

(a)	Purchase order to purchase 10 BlockBoxes dated February 2, 2018;

(b)	the agency agreement dated February 7, 2018 between Hut 8 and the Agent (in respect of the Second Offering);

(c)	the Master Services Agreement;

(d)	the Master Data Center Purchase Agreement;

(e)	the Galaxy Acknowledgement and Termination Agreement;

(f)	the Galaxy Assignment Agreement;

(g)	the Investor Rights Agreement between Hut 8 and Bitfury, dated March 2, 2018;

(h)	Purchase order to purchase 25 BlockBoxes dated March 20, 2018;

(i)	the Xapo Services Agreement;

(j)	the Subscription Receipt Agreement;

(k)	the Transaction Agreement;

(l)	the lease agreement between the City of Medicine Hat, and Hut 8 Holdings Inc.;

(m)	the Electricity Supply Agreement between the City of Medicine Hat, and Hut 8 Holdings Inc.;

(n)	the Amendment Agreement No. 1 to the Master Services Agreement;

(o)	the Amendment Agreement No. 1 to the Master Data Center Purchase Agreement;

(p)	Purchase order to purchase 16 BlockBoxes dated July 30, 2018;

(q)	Credit agreement with Galaxy dated September 10, 2018 to borrow US$16,000,000 due on March 10, 2021; and

(r)	Purchase order to purchase 12 BlockBoxes dated November 9, 2018;

(s)	Pool Services Agreement to participate in the Bitfury pool dated December 21, 2018;

(t)	Amendment Agreement to the Pool Services Agreement dated January 23, 2019;

(u)	Amendment Agreement No. 2 to the Pool Service Agreement entered into on November 17, 2019;

(v)	Agreement with Bitfury dated March 27, 2019 to convert $5,576,150 of accounts payable for shares based on a conversion price of $1.50 per share.

(w)	the BitGo Custodial Services Agreements;

(x)	Equipment Sale and Transfer Agreement to purchase 9 BlockBoxes dated September 8, 2019;

(y)	the Amendment and Restated Agreement to the Equipment Sale and Transfer Agreemen dated October 9, 2019;

(z)	the Letter Agreement to the Amended and Restated Equipment Sale and Transfer Agreement dated October 9, 2019;

(aa)	Credit agreement with Genesis dated November 20, 2019 to borrow US$15,000,000 due on May 21, 2021;

(bb)	Amendment Agreement to the Amended and Restated Equipment Sale and Transfer Agreement entered into on January 31, 2020;

(cc)	Amendment Agreement No. 3 to the Pool Service Agreement entered into on February 7, 2020;

(dd)	Amendment Agreement No. 1 to the Purchase Order No. 6 Dated to allow for the early repayment of the loan related to this purchase. This amendment was entered into February 12, 2020;

(ee)	Amendment and Restated Master Service Agreement entered into on February 12, 2020;

(ff)	Amended and Restated Master Data Center Purchase Agreement entered into on February 12, 2020.

EXPERTS

Names of Experts

Following are the names of each person or company who is named as having prepared or certified a report, valuation, statement or opinion described, included or referred to in a filing made under National Instrument 51-102 by the Company during or relating to Fiscal 2019 and the applicable subsequent period, whose profession or business gives authority to such report, valuation, statement or opinion:

(a)	MNP LLP - regarding the technical assessment of the Drumheller Facility, and plant and equipment valuation

(b)	DMCL LLP - regarding the auditor’s report of the financial statements for the year ended December 31, 2019.

Interests of Experts

There is no interest, direct or indirect, in any securities or property of Hut 8, or of an Associate or Affiliate of Hut 8, received or to be received by an expert.

ADDITIONAL INFORMATION

Additional information relating to the Company, including financial information in the Company’s Financial Statements and MD&A for Fiscal 2019, is available on SEDAR at www.sedar.com. Moreover, additional information, including directors’ and officers’ remuneration and indebtedness, principal holders of the Company’s securities and securities authorized for issuance under equity compensation plans, if applicable, is contained in the Company’s information circular for its most recent annual meeting of securityholders.

SCHEDULE A

AUDIT COMMITTEE CHARTER

Section 1	Mandate

The mandate of the Audit Committee (the “Committee”) of the board of directors (the “Board”) of the Company is to:

(a)	assist the Board in fulfilling its oversight responsibilities in respect of:

(i)	the quality and integrity of the Company’s financial statements, financial reporting processes and systems of internal controls and disclosure controls regarding risk management, finance, accounting, and legal and regulatory compliance;

(ii)	the independence and qualifications of the Company’s external auditors;

(iii)	the review of the periodic audits performed by the Company’s external auditors and the Company’s internal accounting department; and

(iv)	the development and implementation of policies and processes in respect of corporate governance matters;

(b)	provide and establish open channels of communication between the Company’s management, internal accounting department, external auditor and directors;

(c)	prepare all filings and disclosure documents required to be prepared by the Committee and/or the Board pursuant to all applicable federal, provincial and state securities legislation and the rules and regulations of all securities commissions having jurisdiction over the Company;

(d)	review and confirm the adequacy of procedures for the review of all public disclosure of financial information extracted or derived from the Company’s financial statements, and to periodically assess the adequacy of those procedures; and
(e)	establish procedures for:

(i)	the receipt, retention and treatment of complaints or concerns received by the Company regarding accounting, internal accounting controls or auditing matters, including, but not limited to, concerns about questionable accounting or auditing practices; and

(ii)	the confidential, anonymous submission by employees of the Company of such complaints or concerns.

The Committee will primarily fulfil its mandate by performing the duties set out in Article 7 hereof.

The Board and management of the Company will ensure that the Committee has adequate funding to fulfil its mandate.

While the Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Committee to plan or conduct audits, or to determine that the Company’s financial statements are complete and accurate or are in accordance with generally accepted accounting principles, accounting standards or applicable laws and regulations. This is the responsibility of Company’s management, internal accounting department and external auditors. Because the primary function of the Committee is oversight, the Committee will be entitled to rely on the expertise, skills and knowledge of the Company’s management, internal accounting department, external auditors and other external advisors and the integrity and accuracy of information provided to the Committee by such persons in carrying out its oversight responsibilities. Nothing in this Charter is intended to change or in any way limit the responsibilities and duties of Company’s management, internal accounting department or external auditors.

Section 2	Composition

The Committee will be comprised of members of the Board, the number of which will be determined from time to time by resolution of the Board. The composition of the Committee will be determined by the Board such that the membership and independence requirements set out in the rules and regulations, in effect from time to time, of any securities commissions (including, but not limited to, the Securities and Exchange Commission and the British Columbia Securities Commission) and any exchanges upon which the Company’s securities are listed (including, but not limited to, the Toronto Stock Exchange and the NYSE American) are satisfied (the said securities commissions and exchanges are hereinafter collectively referred to as the “Regulators”).

Section 3	Term of Office

The members of the Committee will be appointed or re-appointed by the Board on an annual basis. Each member of the Committee will continue to be a member thereof until such member’s successor is appointed, or until such member resigns or is removed by the Board. The Board may remove or replace any member of the Committee at any time. However, a member of the Committee will automatically cease to be a member of the Committee upon either ceasing to be a director of the Board or ceasing to meet the requirements established, from time to time, by any Regulators. Vacancies on the Committee will be filled by the Board.

Section 4	Committee Chair

The Board, or if it fails to do so, the members of the Committee, will appoint a chair from the members of the Committee. If the chair of the Committee is not present at any meeting of the Committee, an acting chair for the meeting will be chosen by majority vote of the Committee from among the members present. In the case of a deadlock in respect of any matter or vote, the chair will refer the matter to the Board for resolution. The Committee may appoint a secretary who need not be a member of the Board or Committee.

Section 5	Meetings

The time and place of meetings of the Committee and the procedures at such meetings will be determined, from time to time, by the members thereof, provided that:

(a)	a quorum for meetings will be two members, present in person or by telephone or other telecommunication device that permits all persons participating in the meeting to speak to and hear each other. The Committee will act on the affirmative vote of a majority of members present at a meeting at which a quorum is present. The Committee may also act by unanimous written consent in lieu of meeting;

(b)	the Committee may meet as often as it deems necessary, but will not meet less than once annually;

(c)	notice of the time and place of every meeting will be given in writing and delivered in pursuing or by facsimile or other means of electronic transmission to each member of the Committee at least 72 hours prior to the time of such meeting; and

(d)	the Committee will maintain written minutes of its meetings, which minutes will be filed with the minutes of the meetings of the Board. The Committee will make regular reports of its meetings to the Board, directly or through its chair, accompanied by any recommendations to the Board approved by the Committee.

Section 6	Authority

The Committee will have the authority to:

(a)	retain (at the Company’s expense) its own legal counsel, accountants and other consultants that the Committee believes, in its sole discretion, are needed to carry out its duties and responsibilities;

(b)	conduct investigations that it believes, in its sole discretion, are necessary to carry out its responsibilities;

(c)	take whatever actions it deems appropriate, in its sole discretion, to foster an internal culture within the Company that results in the development and maintenance of a superior level of financial reporting standards, sound business risk practices and ethical behaviour; and

(d)	request that any director, officer or employee of the Company, or other persons whose advice and counsel are sought by the Committee (including, but not limited to, the Company’s legal counsel and the external auditors) meet with the Committee and any of its advisors and respond to their inquiries.

Section 7	Specific Duties

In fulfilling its mandate, the Committee will, among other things:

(a)	(i) select the external auditors, based upon criteria developed by the Committee; (ii) approve all audit and non-audit services in advance of the provision of such services and the fees and other compensation to be paid to the external auditors; (iii) oversee the services provided by the external auditors for the purpose of preparing or issuing an audit report or related work; and (iv) review the performance of the external auditors, including, but not limited to, the partner of the external auditors in charge of the audit, and, in its discretion, approve any proposed discharge of the external auditors when circumstances warrant, and appoint any new external auditors. Notwithstanding any other provision of this Charter, the external auditor will be ultimately accountable to the Board and the Committee, as representatives of the shareholders of the Company, and those representatives will have the ultimate authority and responsibility to select, evaluate and, where appropriate, replace the external auditor (or to nominate the external auditor to be proposed for shareholder approval);

(b)	periodically review and discuss with the external auditors all significant relationships that the external auditors have with the Company to determine the independence of the external auditors. Without limiting the generality of the foregoing, the Committee will ensure that it receives, on an annual basis, a formal written statement from the external auditors that sets out all relationships between the external auditor and the Company, and receives an opinion on the financial statements consistent with all professional standards that are applicable to the external auditors (including, but not limited to, those established by any securities legislation and regulations, the Canadian Institute of Chartered Professional Accountants – Chartered Accountants, Canadian generally accepted auditing standards and the standards of the Public Company Accounting Oversight Board (United States) and the American Institute of Certified Public Accountants, and those set out in the International Financial Reporting Standards as issued by the International Accounting Standards Board);

(c)	evaluate, in consultation with the Company’s management, internal accounting department and external auditors, the effectiveness of the Company’s processes for assessing significant risks or exposures and the steps taken by management to monitor, control and minimize such risks; and obtain, annually, a letter from the external auditors as to the adequacy of such controls;

(d)	consider, in consultation with the Company’s external auditors and internal accounting department, the audit scope and plan of the external auditors and the internal accounting department;

(e)	coordinate with the Company’s external auditors the conduct of any audits to ensure completeness of coverage and the effective use of audit resources;

(f)	assist in the resolution of disagreements between the Company’s management and the external auditors regarding the preparation of financial statements; and in consultation with the external auditors, review any significant disagreement between management and the external auditors in connection with the preparation of the financial statements, including management’s responses thereto;

(g)	after the completion of the annual audit, review separately with each of the Company’s management, external auditors and internal accounting department the following:

(i)	the Company’s annual financial statements and related footnotes;

(ii)	the external auditors’ audit of the financial statements and their report thereon;

(iii)	any significant changes required in the external auditors’ audit plan;

(iv)	any significant difficulties encountered during the course of the audit, including, but not limited to, any restrictions on the scope of work or access to required information;

(v)	the Company’s guidelines and policies governing the process of risk assessment and risk management; and

(h)	other matters related to the conduct of the audit that must be communicated to the Committee in accordance with the standards of any regulatory body (including, but not limited to, securities legislation and regulations, the Canadian Institute of Chartered Professional Accountants - Chartered Accountants, International Financial Reporting Standards as issued by the International Accounting Standards Board, Canadian generally accepted auditing standards, the Public Company Accounting Oversight Board (United States), and the American Institute of Certified Public Accountants);

(i)	consider and review with the Company’s external auditors (without the involvement of the Company’s management and internal accounting department):

(i)	the adequacy of the Company’s internal controls and disclosure controls, including, but not limited to, the adequacy of computerized information systems and security;

(ii)	the truthfulness and accuracy of the Company’s financial statements; and

(iii)	any related significant findings and recommendations of the external auditors and internal accounting department, together with management’s responses thereto;

(j)	consider and review with the Company’s management and internal accounting department:

(i)	significant findings during the year and management’s responses thereto;

(ii)	any changes required in the planned scope of their audit plan;

(iii)	the internal accounting department’s budget and staffing; and

(iv)	the internal auditor department’s compliance with the appropriate internal auditing standards;

(k)	establish systems for the regular reporting to the Committee by each of the Company’s management, external auditors and internal accounting department of any significant judgments made by management in the preparation of the financial statements and the opinions of each as to appropriateness of such judgments;

(l)	review (for compliance with the information set out in the Company’s financial statements and in consultation with the Company’s management, external auditors and internal accounting department, as applicable) all filings made with Regulators and government agencies, and other published documents that contain the Company’s financial statements before such filings are made or documents published (including, but not limited to: (i) any certification, report, opinion or review rendered by the external auditors; (ii) any press release announcing earnings (especially those that use the terms “pro forma”, “adjusted information” and “not prepared in compliance with generally accepted accounting principles”); and (iii) all financial information and earnings guidance intended to be provided to analysts, the public or to rating agencies);

(m)	prepare and include in the Company’s annual proxy statement or other filings made with Regulators any report from the Committee or other disclosures required by all applicable federal, provincial and state securities legislation and the rules and regulations of Regulators having jurisdiction over the Company;

(n)	review with the Company’s management: (i) the adequacy of the Company’s insurance and fidelity bond coverage, reported contingent liabilities and management’s assessment of contingency planning; (ii) management’s plans in respect of any changes in accounting practices or policies and the financial impact of such changes; (iii) any major areas in that, in management’s opinion, have or may have a significant effect upon the financial statements of the Company; and (iv) any litigation or claim (including, but not limited to, tax assessments) that could have a material effect upon the financial position or operating results of the Company;

(o)	at least annually, review with the Company’s legal counsel and accountants all legal, tax or regulatory matters that may have a material impact on the Company’s financial statements, operations and compliance with applicable laws and regulations;

(p)	review and update periodically a Code of Ethics and Business Conduct for the directors, officers and employees of the Company; and review management’s monitoring of compliance with the Code of Ethics and Business Conduct;

(q)	review and update periodically the procedures for the receipt, retention and treatment of complaints and concerns by employees received by the Company regarding accounting, internal accounting controls or auditing matters, including, but not limited to, concerns regarding questionable accounting or auditing practices;

(r)	consider possible conflicts of interest between the Company’s directors and officers and the Company; and approve for such parties, in advance, all related party transactions;

(s)	review policies and procedures in respect of the expense accounts of the Company’s directors and officers, including, but not limited to, the use of corporate assets;

(a)	Monitor and periodically review the Whistleblower Policy of the Company and associated procedures for:

(i)	the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters;

(ii)	the confidential, anonymous submission by directors, officers and employees of the Company of concerns regarding questionable accounting or auditing matters; and

(iii)	if applicable, any violations of applicable law, rules or regulations that relate to corporate reporting and disclosure, or violations of the Company’s Code of Conduct;

(t)	review and approve the Company’s hiring policies regarding employees and partners, and former employees and partners, of the present and former external auditors of the Company;

(u)	direct and supervise the investigation into any matter brought to its attention within the scope of the Committee’s duties. Perform such other duties as may be assigned to it by the Board from time to time or as may be required by applicable law; and

(v)	perform such other functions, consistent with this Charter, the Company’s constating documents and governing laws, as the Committee deems necessary or appropriate.

Section 8	Review of Charter

The Committee shall periodically review and assess the adequacy of this Charter and recommend any proposed changes to the Board for consideration.